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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                         ABC Rail Products Corporation
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             (Exact Name of Registrant as Specified in Its Charter)



               Delaware                                   36-3498749
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(State of Incorporation or Organization)       (IRS Employer Identification no.)


200 South Michigan Avenue, Suite 1300
Chicago, Illinois                                           60604
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(Address of Principal Executive Offices)                  (Zip Code)



If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [_]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]


Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:

 Title of Each Class                            Name of Each Exchange on Which
 to be so Registered                            Each Class is to be Registered
---------------------                           ------------------------------
        None                                                  N/A

Securities to be registered pursuant to Section 12(g) of the Act:


                        Preferred Stock Purchase Rights
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                               (Title of Class)
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Item 1.  Description of Registrant's Securities to be Registered

     On September 18, 1998, the Board of Directors of ABC Rail Products Corporation (the "Company") approved Amendment No. 2, dated as of September 18, 1998 (the "Amendment"), to the Rights Agreement, dated as of September 29, 1995 (as amended by Amendment No. 1 thereto dated November 18, 1996) (the "Rights Agreement"), between the Company and LaSalle National Trust, N.A., as Rights Agent (the "Rights Agent"). The Company adopted the amendment so that the approval, execution, delivery or performance of the Agreement and Plan of Merger between the Company, NACO, Inc. ("NACO") and ABCR Acquisition Sub, Inc. ("Merger Sub"), dated as of September 18, 1998 (the "Merger Agreement") would not cause
(i) NACO or any of its permitted assignees or transferees to be deemed an Acquiring Person (as defined in the Rights Agreement), (ii) a Distribution Date, a Shares Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur or have occurred, (iii) an event described in the first clause (i) or the first clause (ii) of Section 34(b) of the Rights Agreement to occur or to have occurred, or (iv) cause any Person (as defined in the Rights Agreement) (other than the Company, any Subsidiary (as defined in the Rights Agreement) of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person for or pursuant to the terms of any such plan) who or which, together with all Affiliates (as defined in the Rights Agreement) and Associates (as defined in the Rights Agreement) of such Person, is, as of the Effective Time (as defined in the Merger Agreement), the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the then-outstanding Common Shares (as defined in the Rights Agreement), to be deemed to have become an Acquiring Person unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then-outstanding Common Shares other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (B) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person. The Company also amended the terms of the Rights Agreement so that any redemption of the Rights (as defined in the Rights Agreement) or any supplement, modification, amendment or waiver of any provision of the Rights Agreement by the Company would not be effective unless such supplement, modification, amendment or waiver is approved by not less than 80% of the members of the Board of Directors then in office.


Item 2. Exhibits

     The following exhibit is filed as part of this Form 8-A/A:


Exhibit No.                                  Title
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     4.1              Amendment No. 2, dated as of September 18, 1998, to the
                      Rights Agreement, dated as of September 29, 1995 (as amended by Amendment No. 1 thereto dated November 18,
                      1996), between ABC Rail Products Corporation and LaSalle National Trust, N.A., as Rights Agent.

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                    ABC RAIL PRODUCTS CORPORATION


                                         By: /s/ Robert W. Willmschen
                                            ----------------------------------
                                         Name:   Robert W. Willmschen
                                         Title:  Executive Vice President
                                                 and Chief Financial Officer



Dated:  September 24, 1998

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                                 EXHIBIT INDEX


Exhibit No.                            Title
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4.1            Amendment No. 2, dated as of September 18, 1998, to
               the Rights Agreement, dated as of September 29, 1995 (as amended by Amendment No. 1 thereto dated
               November 18, 1996), between ABC Rail Products
               Corporation and LaSalle National Trust, N.A., as
               Rights Agent.

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